THIRD AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS THIRD AMENDMENT dated as of April 25, 2013, to the Fund Administration Servicing Agreement, dated as of September 12, 2007, as amended April 20, 2010 and August 30, 2011 (the "Agreement"), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS, a Delaware business trust, (the "Trust") on behalf of its series, the Geneva Advisors Funds, (the "Funds") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Geneva Advisors International Growth Fund; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ John Buckel	By: Michael R. McVoy

Name: John Buckel	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

Amended Exhibit A to the Fund Administration Servicing Agreement –
Trust for Professional Managers - Geneva

Fund Names

Name of Series	Date Added

Geneva Advisors All Cap Growth Fund
Geneva Advisors Equity Income Fund
Geneva Advisors International Growth Fund	on or after April 25, 2013